EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-288962, 333-274799, 333-147354, 333-218765, and 333-288961) of our report dated March 12, 2026, with respect to the consolidated financial statements of BK Technologies Corporation, included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Cherry Bekaert LLP

Tampa, Florida

March 12, 2026